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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT
                          -----------------------------

Charter One Financial, Inc.

We consent to the incorporation by reference in this Registration Statement of Charter One Financial, Inc. on Form S-4 of our report dated January 22, 1997 (August 6, 1997 as to Notes 22 and 23) which expresses an unqualified opinion, refers to the report of other auditors on the consolidated financial statements of a company that was merged with Charter One Financial, Inc., includes an explanatory paragraph relating to an adjustment which was applied to restate the 1994 consolidated financial statements to conform the adoption date of a change in accounting principle as a result of a merger accounted for as a pooling of interests and includes an explanatory paragraph relating to the restatement of the consolidated financial statements to reclassify certain mortgage-backed securities from held to maturity to available for sale, appearing in the Annual Report on Form 10-K of Charter One Financial, Inc. for the year ended December 31, 1996 as amended by Form 10-K/A filed on August 8, 1997 and to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio
August 8, 1997